Exhibit 2.3

TRIARC COMPANIES, INC.
1155 Perimeter Center West
Atlanta, Georgia 30338

August 14, 2008

Wendy’s International, Inc.
4288 West Dublin-Granville Road
Dublin, Ohio 43017-0256

Re:   Non-Restaurant Assets of Triarc

Ladies and Gentlemen:

           Reference is made to (1) the Agreement and Plan of Merger, dated as of April 23, 2008 (the “Merger Agreement”), by and among Triarc Companies, Inc., a Delaware corporation (“Triarc”), Green Merger Sub, Inc., an Ohio corporation and a direct wholly owned subsidiary of Triarc (“Merger Sub”) and Wendy’s International, Inc., an Ohio corporation (“Wendy’s”) and (2) the certificate of amendment to Triarc’s certificate of incorporation (the “Charter Amendment”) that is attached as an exhibit to that certain letter agreement, dated as of August 14, 2008, by and among Triarc, Merger Sub and Wendy’s, which Charter Amendment is required to be filed with the Secretary of State of the State of Delaware and made effective prior to the Closing of the transactions contemplated by the Merger Agreement. Capitalized terms used herein but not otherwise defined shall have the meaning attributed to such terms in the Merger Agreement, in the Charter Amendment or on Exhibit A hereto.

          This letter agreement clarifies and sets forth the agreement between Triarc and Wendy’s with respect to the assets listed on Exhibit A:

          1.     Deerfield Notes. Without limiting its right to dispose of the same at any time, Triarc intends to retain the Deerfield Notes until they are repaid in full.

          2.     Trian Managed Account. Promptly upon the expiration of any applicable lock-up period or restriction on transfer or redemption, Triarc will deploy or invest the funds managed by Trian in the Trian Managed Account in the Restaurant Business; provided, that Triarc will have no obligation to withdraw funds from the Trian Managed Account at a time when such withdrawal could not be effected on a commercially reasonable basis or would be effected with a loss that is material in relation to the $75 million originally invested therein. Triarc confirms that no agreement between Triarc and Trian relating to the Trian Managed Account has been amended since April 23, 2008 and that Triarc has invested no new funds in the Trian Managed Account since that date, and agrees that on and after the date of this letter agreement, (a) it shall invest no new funds in the Trian Managed Account and (b) no agreement between Triarc and Trian relating to the Trian Managed Account will be amended, except that Wendy’s hereby agrees that amendments that allow Triarc to withdraw or borrow funds from the

Trian Managed Account on commercially reasonable terms approved by Triarc’s Audit Committee shall be permitted; provided that any such amendment shall not extend any applicable lock-up period or create any new restrictions or financial disincentives with respect to transfer or redemption after the expiration of the lock-up period.

          3.     Miscellaneous Investment Assets. Promptly upon the expiration of any applicable lock-up period or restriction on transfer or redemption, Triarc will dispose of or redeem each Miscellaneous Investment Asset and deploy or invest the proceeds thereof in the Restaurant Business.

          4.     Lease. Without limiting its right to dispose of the same at any time, Triarc intends to retain the Lease until the expiration date of the lease term (May 31, 2012).

          5.     Aircraft. Triarc intends to retain Aircraft N394TR.  Triarc shall select an independent aircraft appraiser reasonably acceptable to Wendy’s (the “Appraiser”) by September 25, 2008, and shall cause the Appraiser to appraise the current market value of Aircraft N31TR (the “Appraised Value”) as promptly as practicable following its selection. Triarc shall dispose of Aircraft N31TR as promptly as reasonably practicable following the Closing Date, and shall use all commercially reasonable efforts to complete that disposition by the first anniversary of the date of this letter agreement; provided, that Triarc will have no obligation to dispose of Aircraft N31TR at a time when such disposition would be effected at a price that is less than 80% of the Appraised Value. If the disposition of Aircraft N31TR is not completed by that first anniversary, Triarc shall cause the Appraiser to complete a new appraisal promptly thereafter, and on completion thereof the Appraised Value, for purposes of this Section 5, will be the current market value established by that appraisal.

          6.     Helicopter Interest. Triarc shall exercise its right to put the Helicopter Interests to Sikorsky (AAG) for fair market value less a 7% remarketing fee (the “Put Price”) on or prior to October 1, 2008 or, if Trian exercises its option to acquire the Helicopter Interests (and AAG consents thereto, to the extent so required), assign the Helicopter Interests to Trian on or about October 1, 2008 for the Put Price.

          This letter agreement may not be amended after the Effective Time, nor may any obligation of Triarc hereunder be waived after the Effective Time, without the prior approval of holders of a majority of the voting power of Triarc’s common stock. The parties hereto confirm that Triarc’s common stockholders are intended third- party beneficiaries of this letter agreement. The parties hereto shall include this letter agreement, or a description of the material terms hereof, in the Joint Proxy Statement/Prospectus delivered to the Wendy’s and Triarc shareholders pursuant to the Merger Agreement, and shall file this letter agreement as an exhibit to the Form S-4 Registration Statement relating to the Merger.

          This letter agreement shall be governed by the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State and shall terminate and be of no further force or effect upon termination of the Merger Agreement in the event the Closing does not occur.

          A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of the Company’s execution of this letter agreement, without necessity of further proof.

[Remainder of the Page Intentionally Left Blank]

          If this letter agreement accurately sets forth our understanding, kindly execute the enclosed copy of this letter agreement and return it to the undersigned.

Very truly yours,

TRIARC COMPANIES, INC.

		By	/s/ NILS H. OKESON
Name: Nils H. Okeson
Title: SVP & General Counsel

GREEN MERGER SUB, INC.

		By	/s/ NILS H. OKESON
Name: Nils H. Okeson
Title: SVP & General Counsel

Accepted and agreed to as of
the date first written above:

WENDY’S INTERNATIONAL, INC.

By	/s/ L. M. MCCORKLE, JR.
Name: L. M. McCorkle, Jr.
Title: Executive Vice President, General Counsel & Secretary

Exhibit A

Set forth below is a list of certain assets of Triarc and its subsidiaries (other than assets that are not significant, individually or in the aggregate), as of August 14, 2008, that might be considered not to be reasonably related, complementary, incidental or ancillary to the Restaurant Business. All of the following assets were acquired by Triarc prior to the signing of the Merger Agreement with Wendy’s.

o	Approximately $48 million of notes received, and rights to certain expense reimbursement, in connection with the sale of Deerfield in December 2007 (the “Deerfield Notes”).

o	Investments managed by Trian under a management agreement under which a Triarc subsidiary had originally invested $75 million with Trian in December 2005 (the “Trian Managed Account”).

o	Investments valued in the aggregate at approximately $10 million, including investments in (i) Jurlique International Pty Ltd., an Australian skin and health care products company, (ii) the following investments in a BDC and hedge funds for which there are remaining capital call requirements as follows: a) Trumpet Investors GP LLC - $2.144 million, b) JP Acquisition Fund IV LP - $0.503 million and c) Catterton Partners V - $0.062 million (post-signing investments made pursuant to capital calls in Trumpet Investors GP LLC of $0.118 million, JP Acquisition Fund IV LP of $0.023 million and Catterton Partners V of $0.006 million), (iii) Washington & Congress LP, a hedge fund, which will be wound up in the next few months, (iv) Amarath Advisors LLC and (v) 280 BT Holdings/Scientia, an investment vehicle formed by Triarc and certain former employees that invested in a small number of biotech companies (collectively, the investments listed in clauses (i) – (v) above, the “Miscellaneous Investment Assets”).

o	Leasehold interest and improvements in prior New York headquarters, a portion of which is subleased to Trian (the “Lease”).

o	Ownership interests in the following aircraft: Boeing 727, tail number N31TR (“Aircraft N31TR”); and Gulfstream GIV, tail number N394TR (“Aircraft N394TR”).

o	Fractional ownership in a helicopter that is expected to terminate in the fourth quarter of 2008 (the “Helicopter Interests”).